COMDISCO, INC.
                    OUTSIDE DIRECTOR DEFERRED FEE OPTION PLAN


Section 1. Name and Purpose. The Comdisco, Inc. Outside Director Deferred Fee Option Plan (the "Plan") has been established by Comdisco, Inc. (the "Company") to aid the Company in attracting, rewarding and retaining well-qualified members of the Company's Board of Directors (the "Board"). It is further intended to encourage and facilitate the acquisition of the Company's common shares by certain of the directors of the Company upon whose judgment and ability the Company depends for its long-term growth and development. Accordingly, the Plan is intended to promote a close identity of interest between the Company and its Shareholders as well as to provide a means to attract and retain outstanding directors.

Section 2.        Plan Administration.

         2.1 The Plan shall generally be administered, managed and controlled by a committee, consisting of not less than three directors, who shall be appointed by, and may be removed by, the Board of Directors of the Company (the "Director Option Committee"). Director Option Committee members may participate in the Plan. Any interpretation of the Plan by the Director Option Committee and any decision made by the Director Option Committee shall be final and binding upon all persons.

         2.2 Decisions and determinations of the Director Option Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Director Option Committee shall be liable for any action taken or decision made in good faith relating to this Plan or any award hereunder.

Section 3.        Participation.

         3.1      Director Stock Options.

                  (a) The Company shall grant a Director Stock Option ("DSO") to each director not employed by the Company ("Outside Director") on October 1st of each year that the Outside Director is serving as a director, provided, that prior to such date the director has irrevocably chosen to receive such a DSO in lieu of all or part of all of his or her director's fees ("Director's Fees"). The number of shares covered by each DSO shall be equal to the nearest whole number of shares determined in accordance with the following formula:


Annual Retainer and Board Meeting Fees x 1.5 Fair Market Value - $1 = Number of Shares


                  (b) No DSO may be exercised before the six month anniversary of the date upon which it was issued. No DSO issued under this Section 3.1 shall be exercisable after the expiration of ten years from the date upon which such DSO was issued. Each DSO shall be subject to termination before its date of expiration as provided in this Section 3.1.

                  (c) Except as provided herein, the rights of a director in a DSO issued under this Section 3.1 shall not terminate upon the director's termination as a director for any reason (including death, retirement or disability). The portion of a DSO granted under this Section 3.1 attributable to a portion of the Director's Fees not earned due to termination as a director (for any reason other than death or disability) shall abate and be canceled, unless otherwise approved by the Director Option Committee.

                  (d) Until the specified expiration date, any DSO outstanding on the date of a director's death may be exercised by the administrator of the director's estate, the executor under his or her will, or the person or persons to whom the director's stock option shall have been validly transferred by the executor or administrator pursuant to the will or laws of intestate succession.

                  (e) Any DSO issued under this Section 3.1 shall be exercised in the manner as specified in Section 8 of this Plan.

         3.2 Participants. Directors receiving Director Stock Options under this Plan are collectively hereinafter referred to as "Participants."

Section 4. Shares Subject to the Plan. The aggregate number of shares which may be issued under the Plan is 100,000 Common Shares. If any option granted pursuant to the Plan shall expire or terminate for any reason other than surrender of the option pursuant to the exercise of the option, such number of shares covered by that option shall again be available for grant under this Plan.

Section 5. Effective Date and Term of Plan. This Plan shall be effective as of October 1, 1996. This Plan shall remain in effect for a period of ten (10) years from the effective date, or until terminated by the Board of Directors, whichever occurs first.


Section 6. Option Exercise Price. The exercise price of the options issued pursuant to this Plan ("Option Exercise Price") shall be at a fixed price of One Dollar ($1.00) per share subject to the option.

Section 7. Option Expiration Date. The "Expiration Date" with respect to any option or any portion thereof granted to a Participant under this Plan shall mean the earliest of: (i) the date which is 10 years after the date on which the option is granted; or (ii) the date which is 6 months after the date of the Participant's death. All rights to purchase Common Shares pursuant to an option and all rights to exercise the option shall cease on the option's Expiration Date.

Section 8. Exercise of Options. No option may be exercised by a Participant prior to the date on which he or she has completed 6 continuous months of association as a director of Company. Subject to the preceding sentence, a Participant may exercise an option by giving written notice of exercise prior to the option's Expiration Date to the Secretary of the Company at the Company's corporate headquarters. At the time of delivery of the notice, the full purchase price of the shares purchased pursuant to the exercise of the option, together with the amount required for state or federal withholding taxes, if any, arising in connection with the purchase of such shares, shall be paid in cash.

Section 9. Compliance with Applicable Laws. Notwithstanding any other provision of this Plan, the Company shall have no liability to issue any shares under the Plan unless such issuance complies with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any shares under this Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or intention of distributing the shares. In the case of a Participant who is subject to Section 16(a) and Section 16(b) of the Exchange Act, the Director Option Committee may, at any time, add such conditions and limitations to any options granted to a Participant, as the Director Option Committee, in its discretion, deems necessary or desirable to comply with the provisions of
Section 16(a) or Section 16(b) and the rules and regulations adopted thereunder by the SEC or to obtain any exemption therefrom.

Section 10. Transferability. The options granted under this Plan are not transferable except by will or by the laws of descent and distribution. Options may be exercised during the lifetime of the Participant only by the Participant and after the death of the Participant only as provided in Section 3.1(d) above.

Section 11. Changes in Capitalization. Subject to the provisions of this Section 11, in the event of any change in the outstanding number of common shares of the Company by reason of any stock dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the aggregate number of shares which shall be subject to the options issued under this Plan shall be adjusted appropriately. Notwithstanding the preceding sentence, in no event shall the option price for a share of common stock be adjusted below the par value of such shares, nor shall any fraction of a share of stock be issued upon the exercise of any option granted pursuant to this Plan.

Section 12. Withholding Taxes. Should current regulations be amended in such a manner as to subject director fees to withholding requirements, the Director Option Committee shall, at or prior to the delivery of any certificate or certificates for Company Common Shares issued or delivered pursuant to the exercise of an option issued under the Plan, require the Participant to remit to the Company, in cash, an amount sufficient to satisfy withholding requirements with respect to federal, state and local income and employment taxes.

Section 13. Amendment, Modification and Termination of Plan. The Board, at any time terminate in any respect, amend or modify this Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect the rights of any Participant under any option previously granted.